Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP of our report dated October 16, 2007, relating to the supplemental consolidated balance sheet of DCP Midstream GP, LP as of December 31, 2006 appearing in this Current Report on Form 8-K dated October 17, 2007.

/s/ Deloitte & Touche LLP

Denver, Colorado

October 16, 2007